Exhibit 5.1

Zapp Electric Vehicles Group Limited

c/o Zapp Electric Vehicles (Sales) Limited

Building 149 The Command Works

Bicester Heritage

Old Skimmingdish Lane

Bicester

Oxfordshire OX27 8FZ

United Kingdom

November 25, 2025

Ladies and Gentlemen:

As the duly appointed Chief Legal Officer of Zapp Electric Vehicles Group Limited, a Cayman Islands exempt limited company (the “Registrant”), I have advised the Registrant in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to the date hereof (if applicable), in connection with the registration of up to 48,500,000 ordinary shares of the Registrant, par value $0.002 per share (the “Shares”), to be issued from time to time pursuant to the Registrant’s Amended 2024 Long Term Incentive Plan (the “Amended Plan”).

I am furnishing this opinion as Exhibit 5.1 to the Registration Statement.

(a)	Documents Reviewed

For purposes of this opinion, I have reviewed only originals, copies certified or otherwise identified to my satisfaction, or final drafts of the following documents:

1.	The Certificate of Incorporation of the Registrant dated November 15, 2022.
2.

The Amended and Restated Memorandum and Articles of Association of the Registrant (the “Articles”), as currently in effect as of the date hereof, as amended by shareholder resolution dated October 8, 2025.

3.	The unanimous written resolutions of the directors of the Registrant dated November 18, 2025.
4.	The Amended Plan document.
5.	A certificate of good standing with respect to the Registrant issued by the Cayman Islands Registrar of Companies, dated November 12, 2025 (the “Certificate of Good Standing”).
6.	The Registration Statement.

(b)	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to me on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions, I have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Certificate of Good Standing and am personally aware that, as of the date of this opinion letter, there has been no change in the Company’s standing since the issuance thereof. I also have relied upon the following assumptions, which I have not independently verified:

●	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
●	All signatures, initials and seals (other than any signatures, initials or seals applied by me) are genuine.
●	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.
●	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.

(c)	Opinions

Based upon the foregoing and subject to the qualifications set out below, and having regard to such legal considerations as I deem relevant, I am of the opinion that:

1.	The Registrant has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.
2.

The issuance and allotment of the Shares have been duly authorized and, when issued, allotted and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

(d)	Qualifications

In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Registrant or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, I make no comment with respect to any representations and warranties which may be made by or with respect to the Registrant in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the Plan and/or other matters that are the subject of this opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name and/or title elsewhere in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Theodore Allegaert
Theodore Allegaert
Chief Legal Officer and Corporate Secretary
Zapp Electric Vehicles Group Limited